SECOND AMENDMENT TO

RETAIL FUND PARTICIPATION AGREEMENT

THIS SECOND AMENDMENT (“Amendment”) is made and entered into this 4th day of January, 2019, by and among TALCOTT RESOLUTION LIFE INSURANCE COMPANY (formerly named Hartford Life Insurance Company), a stock life insurance company organized under the laws of Connecticut (hereinafter the “Company”), TALCOTT RESOLUTION DISTRIBUTION COMPANY, INC. (formerly named Hartford Securities Distribution Company, Inc.) (hereinafter “TRD”), a broker-dealer registered with the Securities Exchange Commission under the Securities Act of 1934, a member of the Financial Industry Regulatory Authority, and an affiliate of Company, and DELAWARE DISTRIBUTORS, L.P., a limited partnership organized under the State of Delaware (hereinafter the “Underwriter”). This Amendment amends the Retail Fund Participation Agreement dated November 6, 2008, as amended (the “Agreement”) entered into between the Company, on its own behalf and on behalf of each separate account of the Company set forth in Schedule A to the Agreement (each such account hereinafter referred to as a “Separate Account”), and the Underwriter as the distributor to each open-end diversified management investment company (hereinafter each a “Fund’’) set forth in Schedule B to the Agreement, and amended on February 10, 2012.

WHEREAS, the Company, TRD and the Underwriter desire to amend Schedule B of the Agreement to include Share Class R6 of each Fund;

WHEREAS, the parties desire to memorialize the Amendment to the Agreement.

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the parties agree as follows:

1.          All references to Hartford Life Insurance Company shall be replaced with Talcott Resolution Life Insurance Company.

2.          All references to Hartford Securities Distribution Company, Inc.  shall be replaced with Talcott Resolution Distribution Company, Inc.

3.          Section 9.1(a) is hereby amended to replace the following information at the end of this section:

If to the Company:

Massachusetts Mutual Life Insurance Company

As Administrator for Talcott Resolution Life Insurance Company

100 Bright Meadow Blvd. Enfield, Connecticut 06082

Attention: RS Fund Operations. MIP M200-INVST

Telephone: (860) 562-2470

Facsimile: (860) 562-2283

with a copy to:

Law Department, Retirement Services

Massachusetts Mutual Life Insurance Company

100 Bright Meadow Blvd.

Enfield, Connecticut 06082

If to Talcott Resolution Distribution Company, Inc.:

Talcott Resolution Distribution Company, Inc.

1 Griffin  Road North

Windsor, CT 06095

Attention: General Counsel

4.          Schedule B of the Agreement is hereby amended  to include  Share Class  R6 of  each Fund (“Class R6 Funds’’) set forth on Attachment 1 hereto. Any future Class R6 Funds that are offered by the Underwriter will also be available for purchase by the Company pursuant to the terms of this Amendment.

1.           Pursuant to the Company’s obligation under the Agreement to comply with the terms and conditions of a Fund’s prospectus, the Company hereby represents that any Class R6 Funds orders will meet the eligibility requirements of the Class R6 Funds, as set forth in the prospectuses, as they may be amended from time to time. The Company further represents and acknowledges that it is aware that the current eligibility requirements of the Class R6 Funds, as of the date of this Amendment,  are as follows:

•        Class R6 Funds are generally available to certain employer-sponsored retirement plans, such as 401(k) plans, 457 plans, 403(b) plans, profit-sharing plans and money purchase pension plans, defined benefit plans, employer-sponsored benefit plans, and non-qualified deferred compensation plans. In addition, for the employer-sponsored retirement plans, Class R6 Funds must be held through plan level or omnibus accounts held on the books of the Fund, and Class R6 Funds are only available for purchase through financial intermediaries who have the appropriate agreement with the Underwriter (or its affiliates) related to Class R6 Funds.

•        Class R6 Funds are also available for purchase through certain programs, platforms, or accounts that are maintained or sponsored by financial intermediary firms (including but not limited to, brokers, dealers, banks, trust companies, or entities performing trading/clearing functions), provided that the financial intermediary firm has entered into an agreement with the Underwriter (or its affiliates) related to Class R6 Funds for such programs, platforms or accounts.

•            Class R6 Funds are generally available to certain institutional investors and high net worth individuals  who make a minimum  initial  investment directly in the Funds’ Class R6 Funds of $1,000,000 or more and who have completed an application and been approved by the Funds for such investment. These institutional investors and high net worth individuals must retain Class R6 Funds directly in their names and will not be permitted to hold such shares through an omnibus account or other similar arrangements.

5.          The Company represents and acknowledges that no fees will be paid to the Company under the Agreement or otherwise (including pursuant to any Dealer Agreement and/or any other agreement) for any investments in Class R6 Funds, and any reference to payment of fees set forth in the Agreement is inapplicable  for any  investments  in Class R6 Funds. In particular,  neither the  Underwriter,  the Funds, nor any of their affiliates, will pay any service fees, sub-accounting fees, and/or subtransfer agency fees to the Company for investments in Class R6 Funds.

6.          Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the parties to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first written above.

TALCOTT RESOLUTION LIFE		DELAWARE DISTRIBUTORS, L.P.
INSURANCE COMPANY
By Massachusetts Mutual Life Insurance
Company, Its Administrator

By:	[Redacted]	By:	[Redacted]
Name:	[Redacted]	Name:	[Redacted]
Title:	Senior Vice President	Title:	President

TALCOTT RESOLUTION DISTRIBUTION
COMPANY, INC.

By:	[Redacted]
Name:	[Redacted]
Title:	President & CEO

ATTACHMENT 1
CLASS R6 FUND LIST

As of April 1, 2018

Fund Number	Fund Name	Share Class	Type	CUSIP Number	NASDAQ Symbol
199	Delaware Diversified Income	R6*	Fixed Income	245917612	DPZRX
200	Delaware Emerging Markets	R6*	Equity	245914510	DEMZX
487	Delaware Extended Duration Bond	R6*	Fixed Income	245908629	DEZRX
560	Delaware International Small Cap	R6*	Equity	245914486	DGRRX
566	Delaware International Value Equity	R6*	Equity	245914478	DEQRX
604	Delaware Limited-Term Diversified Income	R6*	Fixed Income	245912886	DLTZX
548	Delaware REIT	R6*	Equity	246248454	DPRDX
488	Delaware Small Cap Core	R6*	Equity	246108826	DCZRX
489	Delaware Small Cap Value	R6*	Equity	24610B818	DVZRX
500	Delaware Smid Cap Growth	R6*	Equity	24610A505	DFZRX
517	Delaware U.S. Growth	R6*	Equity	245917S96	DUZRX
518	Delaware Value	R6*	Equity	24610C840	DDZRX

*No fees will be paid to financial intermediary for any investments in Class R6 Funds.